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                                                                 Exhibit (a)(12)

                                (BON-TON LOGO)

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                  CONTACT:
                                                       Mary Kerr
                                                       Divisional Vice President
                                                       Corporate Communications
                                                       (717) 751-3071

                 THE BON-TON EXTENDS ELDER-BEERMAN TENDER OFFER

         YORK, PA. -- OCTOBER 22, 2003--THE BON-TON STORES, INC. (NASDAQ: BONT) today announced that it has extended to 9:00 a.m., New York City time, on Friday, October 24, 2003, the expiration date of its tender offer to purchase all outstanding shares of common stock of The Elder-Beerman Stores Corp. (NASDAQ: EBSC) at a price of $8.00 per share in cash.

         The Bon-Ton also stated that it has received tenders of approximately 10,904,000 shares (including approximately 132,700 shares subject to guarantees of delivery). The Bon-Ton stated that based upon information provided to it by Elder-Beerman, such shares represent approximately 82 percent of the outstanding shares, on a fully diluted basis, and approximately 94 percent of the currently outstanding shares. Accordingly, if such shares are not withdrawn prior to the expiration date, and all other conditions to the offer are satisfied, The Bon-Ton currently expects to purchase all shares properly tendered on Friday, October 24, 2003.

         Headquartered in Dayton, Ohio, The Elder-Beerman Stores Corp. is the nation's ninth largest independent department store chain and operates 68 stores in Ohio, West Virginia, Indiana, Michigan, Illinois, Kentucky, Wisconsin and Pennsylvania.

         The Bon-Ton Stores, Inc., headquartered in York, Pennsylvania, operates 72 department stores in targeted markets in Pennsylvania, New York, Maryland, New Jersey, Connecticut, Massachusetts, New Hampshire, Vermont and West Virginia. The stores carry a broad assortment of quality, brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings.

         Note: Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, the withdrawal of shares previously tendered in the offer and the possible failure to satisfy all conditions to the offer.

THIS ANNOUNCEMENT IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF ELDER-BEERMAN OR THE BON-TON. THE BON-TON HAS FILED WITH THE SECURITIES AND

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EXCHANGE COMMISSION TENDER OFFER DOCUMENTS, INCLUDING AN OFFER TO PURCHASE, WITH
RESPECT TO THE PENDING TENDER OFFER, AND ELDER-BEERMAN HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH DOCUMENTS BECAUSE THEY INCLUDE IMPORTANT INFORMATION. THE TENDER OFFER MATERIALS, CERTAIN OTHER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT HAVE BEEN SENT FREE OF CHARGE TO ALL SHAREHOLDERS OF ELDER-BEERMAN. ALL OF THESE MATERIALS ARE ALSO AVAILABLE
FREE OF CHARGE AT THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM THE INFORMATION AGENT FOR THE TENDER OFFER, INNISFREE M&A INCORPORATED, AT (888) 750-5834.

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